Exhibit 2.4

FORM OF

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

ALCOA INC.

AND

ALCOA UPSTREAM CORPORATION

DATED AS OF [●], 2016

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [●], 2016 (this “Agreement”), is by and between Alcoa Inc., a Pennsylvania corporation (“Parent”), and Alcoa Upstream Corporation, a Delaware corporation (“UpstreamCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the UpstreamCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the UpstreamCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all the outstanding UpstreamCo Shares owned by Parent (the “Distribution”);

WHEREAS, to effectuate the Separation and Distribution, Parent and UpstreamCo have entered into a Separation and Distribution Agreement, dated as of [●], 2016 (the “Separation and Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Separation and Distribution Agreement.

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.17.

“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 601 et seq. of ERISA and in Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delayed Transfer Employee” shall have the meaning set forth in Section 3.01(b).

“Destination Employer” shall have the meaning set forth in Section 3.01(b).

“Dispute” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any Parent Group Employee or UpstreamCo Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.01(f).

“Final Trading Day” shall mean the last trading session of the NYSE ending prior to the Effective Time during which there occurs both “ex-distribution” trading of Parent Shares and “when-issued” trading of UpstreamCo Shares.

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former Employees” shall mean Former Parent Group Employees and Former UpstreamCo Group Employees.

“Former Nonemployee Director” means each former member of the Parent Board whose service on the Parent Board ended prior to the Effective Time.

“Former Parent Group Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Operational Separation Date and who is not a Former UpstreamCo Group Employee, including any individual whose most recent employment was at a location that was sold or otherwise closed prior to the Operational Separation Date and who is identified as a Former Parent Group Employee on the master list prepared by Parent prior to the Operational Separation Date. Notwithstanding the foregoing or anything else herein to the contrary, any individual who has received a written communication from the Parent Group prior to the Operational Separation Date indicating that such individual will be classified as a former employee of the Parent Group for purposes of compensation and benefits will be treated as a Former Parent Group Employee for purposes of this Agreement.

“Former UpstreamCo Group Employee” shall mean (i) any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Operational Separation Date, in each case, whose most recent employment with Parent was with a member of the UpstreamCo Group or the UpstreamCo Business, and (ii) any individual who is a former employee of Parent or its Subsidiaries or former Subsidiaries whose most recent employment was at a work location that has been sold or otherwise closed prior to the Operational Separation Date and who is identified as a Former UpstreamCo Group Employee on the master list prepared by Parent prior to the Operational Separation Date. Notwithstanding the foregoing or anything else herein to the contrary, any individual who has received a written communication from the Parent Group prior to the Operational Separation Date indicating that such individual will be classified as a former employee of the UpstreamCo Group for purposes of compensation and benefits will be treated as a Former UpstreamCo Group Employee for purposes of this Agreement.

“FUTA” shall have the meaning set forth in Section 3.01(f).

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Parent Group and an UpstreamCo Group Employee, as in effect immediately prior to the Operational Separation Date.

“IRS” shall have the meaning set forth in the Separation and Distribution Agreement.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Operational Separation Date” shall mean August 1, 2016.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Annual Bonus Plans” shall have the meaning set forth in Section 4.03(a).

“Parent Awards” shall mean Parent Options, Parent RSU Awards and Parent PSU Awards, collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Operational Separation Date, excluding any UpstreamCo Benefit Plan.

“Parent Board” shall have the meaning set forth in the recitals to this Agreement.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Deferred Fee Plans” shall have the meaning set forth in Section 4.05(a).

“Parent Change in Control Severance Plan” shall mean Alcoa Inc. Change in Control Severance Plan as in effect immediately prior to the Effective Time.

“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.

“Parent Divided Nonqualified Plans” shall mean the Alcoa Deferred Compensation Plan, the Alcoa Inc. Employees’ Excess Benefits Plan A, the Alcoa Inc. Employees’ Excess Benefits Plan B, the Alcoa Inc. Employees Excess Benefits Plan C, the Alcoa Supplemental Pension Plan for Senior Executives, the Global Pension Plan and the Alumax Excess Benefits Plan.

“Parent Divided Pension Plans” shall mean Alcoa Retirement Plan I and Alcoa Retirement Plan II.

“Parent Equity Plan” shall mean any equity compensation plan sponsored or maintained by Parent immediately prior to the Effective Time, including the 2013 Alcoa Stock Incentive Plan, as amended, the Amended and Restated 2009 Alcoa Stock Incentive Plan, as amended, and the 2004 Alcoa Stock Incentive Plan, as amended.

“Parent Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Group Employees” shall have the meaning set forth in Section 3.01(a).

“Parent HSA” shall have the meaning set forth in Section 7.01(c).

“Parent Liability” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Nonemployee Director” means each member of the Parent Board as of immediately after the Effective Time who is not a Parent Group Employee.

“Parent Option” shall mean an option to purchase Parent Shares granted pursuant to a Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Pension Trust” shall mean the Arconic Retirement Plans Master Trust, amended and restated effective as of August 1, 2016 by and between Alcoa Inc. and The Bank of New York Mellon.

“Parent PSU Award” shall mean a performance-based restricted stock unit award granted pursuant to a Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Rabbi Trust” shall have the meaning set forth in Section 6.03.

“Parent Ratio” shall mean the quotient obtained by dividing the Parent Stock Value by the Post-Separation Parent Stock Value.

“Parent RSU Award” shall mean a restricted stock unit award granted pursuant to a Parent Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Share Fund” shall have the meaning set forth in Section 5.03(b).

“Parent Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Stock Value” shall mean the per share closing trading price of Parent Shares trading “regular way” on the Final Trading Day.

“Parent Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of Employees or Former Employees, including the Employees’ Group Benefits Plan of Alcoa Inc., Plan I, the Employees’ Group Benefits Plan of Alcoa Inc., Plan II, the Employees’ Group Benefits Plan of Alcoa Inc. Plan I for Retirees, the Employees’ Group Benefits Plan of Alcoa Inc. Plan II for Retirees, the Alcoa Health Reimbursement Arrangement Plan for Medicare Eligible Retirees, the Alcoa Medicare Part B Reimbursement Plan for Certain Eligible Retirees, the Option Life Insurance Plan, the Surviving Spouse Benefits Plan, the Involuntary Separation Plan and the Supplemental Unemployment Benefit Plan, but excluding (i) each Welfare Plan identified in Section 7.08, (ii) the Parent Change in Control Severance Plan, and (iii) any UpstreamCo Welfare Plan.

“Party” shall mean a party to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Separation Parent Awards” shall mean Post-Separation Parent Options, Post-Separation Parent RSU Awards, and the Post-Separation Parent PSU Awards, collectively.

“Post-Separation Parent Option” shall mean a Parent Option adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation Parent PSU Award” shall mean a Parent PSU Award adjusted as of the Effective Time in accordance with Section 4.02(c).

“Post-Separation Parent RSU Award” shall mean a Parent RSU Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Stock Value” shall mean the per share closing trading price of Parent Shares trading “ex-distribution” on the Final Trading Day.

“Providing Party” shall have the meaning set forth in Section 2.02(b).

“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Requesting Party” shall have the meaning set forth in Section 2.02(b).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals to this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Severance Benefits” shall have the meaning set forth in Section 4.04(b).

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Third Party” shall have the meaning set forth in the Separation and Distribution Agreement.

“Transferred Account Balances” shall have the meaning set forth in Section 7.01(d).

“Transferred Director” shall have the meaning set forth in Section 4.05(a).

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo” shall have the meaning set forth in the preamble to this Agreement.

“UpstreamCo Annual Bonus Plans” shall have the meaning set forth in Section 4.03(a).

“UpstreamCo Awards” shall mean UpstreamCo Options, UpstreamCo RSU Awards, and UpstreamCo PSU Awards, collectively.

“UpstreamCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the UpstreamCo Group as of or after the Operational Separation Date.

“UpstreamCo Board” shall mean the Board of Directors of UpstreamCo.

“UpstreamCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Designees” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Equity Plan” shall mean the UpstreamCo 2016 Stock Incentive Plan.

“UpstreamCo Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Group Employees” shall have the meaning set forth in Section 3.01(a).

“UpstreamCo HSA” shall have the meaning set forth in Section 7.01(c).

“UpstreamCo Liability” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Nonemployee Director” means each member of the UpstreamCo Board as of immediately after the Effective Time who is not an UpstreamCo Group Employee.

“UpstreamCo Nonqualified Plans” shall mean the plans established by the UpstreamCo Group pursuant to Section 6.01(a) that correspond to the Parent Divided Nonqualified Plans.

“UpstreamCo Option” shall mean an option to purchase UpstreamCo Shares granted by UpstreamCo pursuant to the UpstreamCo Equity Plan in accordance with Section 4.02(b).

“UpstreamCo Pension Plans” shall mean the Pension Plan for Certain Salaried Employees of Alcoa USA Corp. and the Pension Plan for Certain Hourly Employees of Alcoa USA Corp.

“UpstreamCo Pension Trust” shall mean the Pension Plans Master Trust for Alcoa USA Corp., effective as of August 1, 2016, by and between Alcoa USA Corp. and The Bank of New York Mellon.

“UpstreamCo PSU Award” shall mean a performance-based restricted stock unit award granted pursuant to the UpstreamCo Equity Plan in accordance with Section 4.02(c).

“UpstreamCo Ratio” shall mean the quotient obtained by dividing the Parent Stock Value by the UpstreamCo Stock Value.

“UpstreamCo Retained Pension Plans” shall have the meaning set forth in Section 5.02.

“UpstreamCo RSU Award” shall mean a restricted stock unit award granted pursuant to the UpstreamCo Equity Plan in accordance with Section 4.02(a).

“UpstreamCo Savings Plans” shall mean the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. and the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp.

“UpstreamCo Share Fund” shall have the meaning set forth in Section 5.03(c).

“UpstreamCo Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Stock Value” shall mean the per share closing trading price of UpstreamCo Shares trading on a “when-issued” basis on the Final Trading Day.

“UpstreamCo Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained or contributed to by any member of the UpstreamCo Group for the benefit of UpstreamCo Group Employees and Former UpstreamCo Group Employees, including each such Welfare Plan that corresponds to a Parent Welfare Plan.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.

Section 1.02. Interpretation. Section 10.16 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.

(a) Acceptance and Assumption of UpstreamCo Liabilities. On or prior to the Operational Separation Date, UpstreamCo and the applicable UpstreamCo Designees shall, except as otherwise expressly provided herein, accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an UpstreamCo Liability):

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any UpstreamCo Group Employees and Former UpstreamCo Group Employees after the Operational Separation Date, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any UpstreamCo Group Employees or Former UpstreamCo Group

Employees in connection with any Benefit Plan not retained or assumed by any member of the Parent Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any and all Liabilities expressly assumed or retained by any member of the UpstreamCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. On or prior to the Operational Separation Date, Parent and certain members of the Parent Group designated by Parent shall, except as otherwise expressly provided herein, accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities held by UpstreamCo or any UpstreamCo Designee and Parent and the applicable members of the Parent Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability):

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Group Employees and Former Parent Group Employees after the Operational Separation Date, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any Parent Group Employees or Former Parent Group Employees in connection with any Benefit Plan not retained or assumed by any member of the UpstreamCo Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02. Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes. The UpstreamCo Benefit Plans shall, and UpstreamCo shall cause each member of the UpstreamCo Group to, recognize each UpstreamCo Group Employee’s and each Former UpstreamCo Group Employee’s full service with Parent or any of its Subsidiaries or predecessor entities at or before the Operational Separation Date, to the same extent that such service was credited by Parent or its Subsidiary for similar purposes prior to the Operational Separation Date as if such full service had been performed for a member of the UpstreamCo Group, for purposes of eligibility, vesting and determination of level of benefits under any such UpstreamCo Benefit Plan. The Parent Benefit Plans shall, and Parent shall cause each member of the Parent Group to, recognize each Parent

Group Employee’s and each Former Parent Group Employee’s full service with UpstreamCo or any of its Subsidiaries or predecessor entities at or before the Operational Separation Date, to the same extent that such service was credited by UpstreamCo or its Subsidiary for similar purposes prior to the Operational Separation Date as if such full service had been performed for a member of the Parent Group, for purposes of eligibility, vesting and determination of level of benefits under any such Parent Benefit Plan.

(b) Evidence of Prior Service. Notwithstanding anything to the contrary in this Agreement, but subject to Section 3.02 and applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of former Employees of the Providing Party who are then Employees of the Requesting Party, and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.

Section 2.03. Benefit Plans.

(a) Establishment of Plans. As of the Operational Separation Date, UpstreamCo shall, or shall cause an applicable member of the UpstreamCo Group to, adopt Benefit Plans (and related trusts, if applicable), with terms comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding Parent Benefit Plans; provided, however, that UpstreamCo may limit participation in any such UpstreamCo Benefit Plan to UpstreamCo Group Employees and Former UpstreamCo Group Employees who participated in the corresponding Parent Benefit Plan immediately prior to the Operational Separation Date.

(b) Information and Operation. Parent shall provide UpstreamCo with information describing each Parent Benefit Plan election made by an UpstreamCo Group Employee or a Former UpstreamCo Group Employee that may have application to UpstreamCo Benefit Plans from and after the Operational Separation Date, and UpstreamCo shall use its commercially reasonable efforts to administer the UpstreamCo Benefit Plans using those elections. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any UpstreamCo Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Parent Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Parent Group. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the Parent Group or member of the UpstreamCo Group on the part of any Employee or Former Employee.

(d) No Expansion of Participation. Unless otherwise expressly provided in this Agreement, determined or agreed to by Parent and UpstreamCo, required by applicable Law, or explicitly set forth in an UpstreamCo Benefit Plan, an UpstreamCo Group Employee or a Former UpstreamCo Group Employee shall be entitled to participate in the UpstreamCo Benefit Plans at the Operational Separation Date only to the extent that such UpstreamCo Group Employee or a Former UpstreamCo Group Employee was entitled to participate in the corresponding Parent Benefit Plan as in effect immediately prior to the Operational Separation Date (to the extent that such UpstreamCo Group Employee or a Former UpstreamCo Group Employee does not participate in the respective UpstreamCo Benefit Plan immediately prior to the Operational Separation Date), it being understood that this Agreement does not expand (i) the number of UpstreamCo Group Employees or Former UpstreamCo Group Employees entitled to participate in any UpstreamCo Benefit Plan, or (ii) the participation rights of UpstreamCo Group Employees or Former UpstreamCo Group Employees in any UpstreamCo Benefit Plans beyond the rights of such UpstreamCo Group Employees or Former UpstreamCo Group Employees under the corresponding Parent Benefit Plans, in each case, after the Operational Separation Date.

(e) Transition Services. The Parties acknowledge that the Parent Group or the UpstreamCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to cooperate in good faith to negotiate a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(f) Beneficiaries. References to Parent Group Employees, Former Parent Group Employees, UpstreamCo Group Employees, Former UpstreamCo Group Employees, and nonemployee directors of either Parent or UpstreamCo (including Transferred Directors), shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04. Individual Agreements.

(a) Assignment by Parent. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to UpstreamCo or another member of the UpstreamCo Group, as designated by UpstreamCo, all Individual Agreements, with such assignment to be effective as of the Operational Separation Date; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Operational Separation Date, each member of the UpstreamCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the UpstreamCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the UpstreamCo Group; provided, further, that in no event shall Parent be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against an UpstreamCo Group Employee or a Former UpstreamCo Group Employee for action taken in such individual’s capacity as an UpstreamCo Group Employee or a Former UpstreamCo Group Employee.

(b) Assumption by UpstreamCo. Effective as of the Operational Separation Date, UpstreamCo will assume and honor, or will cause a member of the UpstreamCo Group to assume and honor, any individual agreement to which any UpstreamCo Group Employee or Former UpstreamCo Group Employee is a Party with any member of the Parent Group, including any Individual Agreement.

Section 2.05. Collective Bargaining. Effective as of the Distribution Date, to the extent necessary, UpstreamCo shall cause the appropriate member of the UpstreamCo Group to (a) assume or retain all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover UpstreamCo Group Employees or Former UpstreamCo Group Employees, including any such agreements negotiated in connection with the Separation, and the Liabilities arising under any such collective bargaining agreements, and (b) join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply. In the event of any conflict between a provision of this Agreement and the requirements of a collective bargaining agreement applicable to either Party, the requirements of the collective bargaining agreement shall control and the Parties shall cooperate in good faith to modify the applicable provision of this Agreement to the minimum extent necessary to permit compliance with the applicable collective bargaining agreement requirements while preserving to the maximum extent possible the originally intended result of such modified provision.

Section 2.06. Non-U.S. Regulatory Compliance. Parent shall have the authority to adjust the treatment described in this Agreement with respect to UpstreamCo Group Employees who are located outside of the United States to ensure compliance with the applicable laws or regulations of countries outside of the United States or to preserve the tax benefits provided under such local tax law or regulation.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a) Assignment and Transfer of Employees. Effective no later than immediately prior to the Operational Separation Date and except as otherwise required by applicable Law or agreed by the Parties, (i) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the UpstreamCo Group as of the Operational Separation Date (including any such individual who is not actively working as of the Operational Separation Date as a result of an illness, injury or approved leave of absence (or leave of absence otherwise taken in accordance with applicable Law) (collectively, the “UpstreamCo Group Employees”) is employed by a member of the UpstreamCo Group as of the Operational Separation Date, and (ii) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of the Operational Separation Date (including any such individual who is not actively working as of the Operational Separation Date as a result of an illness, injury or approved leave of absence (or leave of absence otherwise taken in accordance with applicable Law) and any other individual employed by the Parent Group as of the Operational Separation Date who is not an UpstreamCo Group Employee (collectively, the “Parent Group Employees”) is employed by a member of the Parent Group as of the

Operational Separation Date. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Delayed Transfer Employees. To the extent that applicable Law prevents the Parties from causing any (i) UpstreamCo Group Employee to be employed by a member of the UpstreamCo Group as of the Operational Separation Date as contemplated by Section 3.01(a)(i) or (ii) Parent Group Employee to be employed by a member of the Parent Group as of the Operational Separation Date as contemplated by Section 3.01(a)(ii) (each such employee, a “Delayed Transfer Employee” and the UpstreamCo Group or Parent Group entity to which such Delayed Transfer Employee would have been transferred under Section 3.01(a), the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (i) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law and, with respect to any Delayed Transfer Employee who is actively employed as of the Operational Separation Date, and (ii) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Operation Separation Date, including by entering into an employee leasing or similar arrangement. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement, including Section 2.02, as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Operational Separation Date as contemplated by Section 3.01(a).

(c) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the UpstreamCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law), or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(d) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment that entitles any UpstreamCo Group Employee or Parent Group Employee to severance payments or benefits.

(e) Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the UpstreamCo Group.

(f) Payroll and Related Taxes. With respect to any UpstreamCo Group Employee or group of UpstreamCo Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat UpstreamCo (or the applicable member of the UpstreamCo Group) as a “successor employer” and Parent (or the applicable member of the Parent Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as

amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Operational Separation Date or the Distribution Date, as applicable, with respect to each such UpstreamCo Group Employee for the tax year during which the Operational Separation Date or the Distribution Date, as applicable, occurs, and (iii) use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that to the extent that UpstreamCo (or the applicable member of the UpstreamCo Group) cannot be treated as a “successor employer” to Parent (or the applicable member of the Parent Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any UpstreamCo Group Employee or group of UpstreamCo Group Employees, (x) with respect to the portion of the tax year commencing on January 1, 2016 and ending on the Operational Separation Date or the Distribution Date, as applicable, Parent will (A) be responsible for all payroll obligations, tax withholding and reporting obligations for such UpstreamCo Group Employees, and (B) furnish a Form W-2 or similar earnings statement to all such UpstreamCo Group Employees for such period, and (y) with respect to the remaining portion of such tax year, UpstreamCo will (A) be responsible for all payroll obligations, tax withholding and reporting obligations regarding such UpstreamCo Group Employees, and (B) furnish a Form W-2 or similar earnings statement to all such UpstreamCo Group Employees.

Section 3.02. Nonsolicitation. Each Party agrees that, for a period of twelve (12) months from the Operational Separation Date, such Party shall not solicit for employment any individual who is a Parent Group Employee, in the case of an UpstreamCo, or an UpstreamCo Group Employee, in the case of Parent; provided, however, that without limiting the generality of the foregoing prohibition on solicitation of Employees of the other Party, this Section 3.02 shall not prohibit (a) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (b) the solicitation of a Person whose employment was involuntarily terminated by the other Party, or (c) the solicitation of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under the foregoing clause (a), in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the Party that employs the Person who is to be solicited. Except as provided in the foregoing clause (b) with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section 3.02 shall be applicable to (i) Parent Group Employees whose employment terminates after the Operational Separation Date, and (ii) UpstreamCo Group Employees whose employment terminates after the Operational Separation Date, in each case, until the date that is six months after such Employee’s last date of employment with Parent or UpstreamCo, as applicable. For the avoidance of doubt, the restrictions under this Section 3.02 shall not apply to Former Parent Group Employees or Former UpstreamCo Group Employees whose most recent employment with Parent and its Subsidiaries was terminated prior to the Operational Separation Date.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally. Parent Awards that are outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, that effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent

Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the UpstreamCo Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.

(a) Outstanding Parent Options Held by Parent Group Employees and Former Parent Group Employees. Each Parent Option held by a Parent Group Employee or a Former Parent Group Employee, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Parent Option immediately prior to the Effective Time; provided, however, that certain restrictions may be imposed on the Parent Option after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of Parent Shares subject to such Parent Option, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (A) the number of Parent Shares subject to such Parent Option immediately prior to the Effective Time by (B) the Parent Ratio; and

(ii) the per share exercise price of such Parent Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Parent Option immediately prior to the Effective Time by (B) the Parent Ratio.

(b) Outstanding Parent Options Held by UpstreamCo Group Employees and Former UpstreamCo Group Employees. Each Parent Option held by an UpstreamCo Group Employee or a Former UpstreamCo Group Employee, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into an UpstreamCo Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent Option immediately prior to the Effective Time (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to UpstreamCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the UpstreamCo Option after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of UpstreamCo Shares subject to such UpstreamCo Option, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Option immediately prior to the Effective Time by (B) the UpstreamCo Ratio; and

(ii) the per share exercise price of such UpstreamCo Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Parent Option immediately prior to the Effective Time by (B) the UpstreamCo Ratio.

(c) Outstanding Parent RSU Awards Held by Parent Group Employees and Former Parent Group Employees. Each Parent RSU Award held by a Parent Group Employee or a Former Parent Group Employee that is outstanding as of immediately prior to the Effective Time, shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Parent RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that certain restrictions may be imposed on the Parent RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of Parent Shares to which such Parent RSU Award relates shall be equal to the product obtained by multiplying (i) the number of Parent Shares to which such Parent RSU Award related immediately prior to the Effective Time by (ii) the Parent Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment equal to the product of such fractional share and the Post-Separation Parent Stock Value; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, the Parent or any member of the Parent Group, as determined by the Parent in its sole discretion, the shares subject to the Parent RSU Award may instead be rounded down to the nearest whole number of shares).

(d) Outstanding Parent RSU Awards Held by UpstreamCo Group Employees and Former UpstreamCo Group Employees. Each Parent RSU Award held by an UpstreamCo Group Employee or Former UpstreamCo Group Employee that is outstanding as of immediately prior to the Effective Time, shall be converted into an UpstreamCo RSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to UpstreamCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the UpstreamCo RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, the number of UpstreamCo Shares to which such UpstreamCo RSU Award relates shall be equal to the product obtained by multiplying (i) the number of Parent Shares to which the corresponding Parent RSU Award related immediately prior to the Effective Time by (ii) the UpstreamCo Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment equal to the product of such fractional share and the UpstreamCo Stock Value; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, the Parent, any member of the Parent Group, UpstreamCo or any member of the UpstreamCo Group, as determined by the Parent in its sole discretion, the shares subject to the UpstreamCo RSU Award may instead be rounded down to the nearest whole number of shares).

(e) Outstanding Parent PSU Awards Held by Parent Group Employees and Former Parent Group Employees. Each Parent PSU Award held by a Parent Group Employee or a Former Parent Group Employee that is outstanding as of immediately prior to the Effective Time, shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Parent PSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that certain restrictions may be imposed on the Parent PSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of Parent Shares to which such Parent PSU Award relates shall be equal to the product obtained by multiplying (A) the number of Parent Shares to which such Parent PSU Award related immediately prior to the Effective Time by (B) the Parent Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment equal to the product of such fractional share and the Post-Separation Parent Stock Value; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, the Parent or any member of the Parent Group, as determined by the Parent in its sole discretion, the shares subject to the Parent PSU Award may instead be rounded down to the nearest whole number of shares); and

(ii) the performance conditions applicable to each such Parent PSU Award shall be (A) for the 2016 performance period with respect to any such Parent PSU Award, the conditions previously established by the Parent Compensation Committee, and (B) for any performance period commencing after 2016, such conditions as are established by the Parent Compensation Committee following the Effective Time.

(f) Outstanding Parent PSU Awards Held by UpstreamCo Group Employees and Former UpstreamCo Group Employees. Each Parent PSU Award held by an UpstreamCo Group Employee or a Former UpstreamCo Group Employee that is outstanding as of immediately prior to the Effective Time shall be converted into an UpstreamCo PSU Award and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Parent PSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that references to Parent in the applicable plan and award agreement shall be deemed to refer to UpstreamCo, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the UpstreamCo PSU Award after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time:

(i) the number of UpstreamCo Shares to which such UpstreamCo PSU Award relates shall be equal to the product obtained by multiplying (A) the number of Parent Shares to which the corresponding Parent PSU Award related immediately prior to the Effective Time by (B) the UpstreamCo Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment equal to the product of such fractional share and the UpstreamCo Stock Value; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, the Parent, any member of the Parent Group, UpstreamCo or any member of the UpstreamCo Group, as determined by the Parent in its sole discretion, the shares subject to the UpstreamCo PSU Award may instead be rounded down to the nearest whole number of shares); and

(ii) the performance conditions applicable to each such UpstreamCo PSU Award shall be (A) for the 2016 performance period with respect to any such UpstreamCo PSU Award, the conditions previously established by the Parent Compensation Committee, and (B) for any performance period commencing after 2016, such conditions as are established by the UpstreamCo Compensation Committee following the Effective Time.

(g) Miscellaneous Award Terms. None of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Separation Parent Award or any UpstreamCo Award. After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Equity Plan applicable to such award (A) with respect to Post-Separation Parent Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Equity Plan, and (B) with respect to UpstreamCo Awards, shall be deemed to refer to a “Change in Control” as defined in the UpstreamCo Equity Plan.

(h) Tax Reporting and Withholding. Unless prohibited by applicable Law, following the Effective Time, (i) Parent shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions, associated with Post-Separation Parent Awards, and (ii) UpstreamCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions associated with, UpstreamCo Awards. Parent and UpstreamCo agree to enter into any necessary agreements regarding the subject matter of this Section 4.02(h) to enable Parent and UpstreamCo to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws regarding the reporting, withholding or remitting of income and/or taxes.

(i) Registration and Other Regulatory Requirements. UpstreamCo agrees to file Forms S-1, S-3 and S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the UpstreamCo Shares authorized for issuance under the UpstreamCo Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any UpstreamCo Shares pursuant to the UpstreamCo Equity Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(i), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. Parent agrees to facilitate the adoption and approval of the UpstreamCo Equity Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

(j) Parent Awards in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Section 4.02, the Parties may mutually agree, in their sole discretion, not to adjust certain outstanding Parent Awards held by individuals located outside of the United States pursuant to the foregoing provisions of this Section 4.02, where those actions would create or trigger adverse legal, accounting or tax consequences for Parent, UpstreamCo, and/or the affected non-U.S. award holders. In such circumstances, Parent and/or UpstreamCo may take any action necessary or advisable to prevent any such adverse legal, accounting or tax consequences, including, but not limited to, agreeing to modify any aspect of the adjustment method set forth in this Section 4.02 or to apply an alternate adjustment method. Where and to the extent required by applicable Law or tax considerations outside the United States, the adjustments described in this Section 4.02 shall be deemed to have been effectuated immediately prior to the Distribution Date.

Section 4.03. Nonequity Incentive Plans.

(a) Annual Bonus Plans. Immediately prior to the Effective Time, UpstreamCo Group Employees shall cease participating in each Parent annual bonus plan or policy, including without limitation the Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan and the Incentive Compensation Plan (the “Parent Annual Bonus Plans”) and, as of the Effective Time, UpstreamCo Group Employees who were eligible to participate in Parent Annual Bonus Plans shall be eligible to participate in the UpstreamCo annual bonus plans or policies (the “UpstreamCo Annual Bonus Plans”). UpstreamCo shall be solely responsible for funding, paying and discharging all obligations under the UpstreamCo Annual Bonus Plans in respect of the annual bonus payable to the UpstreamCo Group Employees in respect of the calendar year in which the Effective Time occurs (and Parent shall have no liability with respect to annual bonuses for such year).

(b) Incentive Plans. As of the Effective Time, (i) the Parent Group shall retain (or assume to the extent necessary) sponsorship of all commission bonus and sales incentive plans covering Parent Group Employees, and, from and after the Effective Time, all Liabilities thereunder shall be Liabilities of the Parent Group, and (ii) the UpstreamCo Group shall retain (or assume to the extent necessary) sponsorship of all commission bonus and sales incentive plans covering UpstreamCo Group Employees, and, from and after the Effective Time, all Liabilities thereunder shall be Liabilities of the UpstreamCo Group.

Section 4.04. Severance Benefits. UpstreamCo shall be solely responsible for all Liabilities in respect of all of the costs of providing benefits under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include, if applicable, any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes) (collectively, “Severance Benefits”) relating to the termination or alleged termination of employment of any Former UpstreamCo Group Employee and of any UpstreamCo Group Employee that occurs on or after the Operational Separation Date. Parent shall be solely responsible for all Liabilities in respect of all the costs of providing the Severance Benefits relating to the termination or alleged termination of employment of any Former Parent Group Employee and of any Parent Group Employee that occurs on or after the Operational Separation Date.

Section 4.05. Director Compensation.

(a) Establishment of Deferred Fee Plan for Directors. Before the Effective Time, UpstreamCo shall establish the UpstreamCo Deferred Fee Plan for Directors. Each UpstreamCo Nonemployee Director who served on the Parent Board immediately prior to the Effective Time but who will no longer serve on the Parent Board following the Effective Time (a

“Transferred Director”), and held a deferred fee account under the Alcoa Inc. 2005 Deferred Fee Plan for Directors or the Alcoa Inc. Deferred Fee Plan for Directors (collectively, the “Parent Deferred Fee Plans”) immediately prior to the Effective Time, shall, as of the Effective Time, be credited under the UpstreamCo Deferred Fee Plan for Directors with the amount of his or her deferred fee account balance under the Parent Deferred Fee Plans and shall cease participation in the Parent Deferred Fee Plans as of the Effective Time (it being understood that such cessation shall not trigger any distribution of payments or benefits under the Parent Deferred Fee Plans), and, as of the Effective Time, Parent shall cease to have any Liability to any such UpstreamCo Nonemployee Director under the Parent Deferred Fee Plans. All Parent Shares notionally credited to each Transferred Director’s deferred fee account under the Parent Deferred Fee Plans, the liability for which is transferred to UpstreamCo and the UpstreamCo Deferred Fee Plan for Directors pursuant to the preceding sentence, shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent a number of notionally credited UpstreamCo Shares (including any resulting fractional share) equal to the product obtained by multiplying (1) the number of such notionally credited Parent Shares immediately prior to the Effective Time, by (2) the UpstreamCo Ratio.

(b) Parent Deferred Fee Plan. Parent shall continue to be responsible for Liabilities in respect of the Parent Nonemployee Directors and Former Nonemployee Directors under the Parent Deferred Fee Plans. All Parent Shares notionally credited to the accounts of Parent Nonemployee Directors under the Parent Deferred Fee Plans immediately after the Effective Time shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent a number of Parent Shares (including any resulting fractional share) equal to the product obtained by multiplying (1) the number of such notionally credited Parent Shares immediately prior to the Effective Time, by (2) the Parent Ratio. All Parent shares notionally credited to the accounts of Former Nonemployee Directors under the Parent Deferred Fee Plans immediately after the Effective Time shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent (A) a number of Parent Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time and (B) a number of UpstreamCo Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time multiplied by the Distribution Ratio.

(c) Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and UpstreamCo shall not have any responsibility for any such payments. With respect to any UpstreamCo Nonemployee Director, UpstreamCo shall be responsible for the payment of any fees for service on the UpstreamCo Board that are earned at any time after the Effective Time and Parent shall not have any responsibility for any such payments. Notwithstanding the foregoing, UpstreamCo shall commence paying quarterly cash retainers to UpstreamCo Nonemployee Directors in respect of the quarter in which the Effective Time occurs; provided that (i) if Parent has already paid such quarter’s cash retainers to Parent nonemployee directors prior to the Effective Time, then within 30 days after the Distribution Date, UpstreamCo will pay Parent an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to UpstreamCo after the Distribution Date (other than any amount that is subject to a deferral election and is credited or to be credited to any such director’s account under the UpstreamCo Deferred Fee Plan for Directors), and (ii) if Parent has not yet paid such quarter’s cash retainers to Parent nonemployee directors prior to the Effective Time, then within 30 days after the Distribution Date, Parent will pay UpstreamCo an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Parent on and prior to the Distribution Date.

(d) Tax Reporting and Withholding. Unless prohibited by applicable Law, following the Effective Time, (i) Parent shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, associated with compensation and benefits for Parent Nonemployee Directors and Former Nonemployee Directors, and (ii) UpstreamCo shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, associated with compensation and benefits for Transferred Directors. Parent and UpstreamCo agree to enter into any necessary agreements regarding the subject matter of this Section 4.05(d) to enable Parent and UpstreamCo to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws regarding the reporting, withholding or remitting of income and/or taxes.

ARTICLE V

QUALIFIED RETIREMENT PLANS

Section 5.01. UpstreamCo Pension Plans.

(a) Establishment and Retention of UpstreamCo Pension Plans. As of the Operational Separation Date, UpstreamCo shall establish the UpstreamCo Pension Plans, each of which shall initially have substantially the same terms as those of the corresponding Parent Divided Pension Plan as in effect immediately prior to the Operational Separation Date. At least 30 days prior to the Operational Separation Date, Parent shall have filed the notice required under Section 6058(b) of the Code. On, or as soon as practicable after, the Operational Separation Date and after receipt by Parent of (i) a copy of the UpstreamCo Pension Plans; and (ii) a copy of certified resolutions of the UpstreamCo Board (or its authorized committee or other delegate) evidencing adoption of the UpstreamCo Pension Plans and the UpstreamCo Pension Trust and the assumption by the UpstreamCo Pension Plans of the Liabilities described in Section 5.01(b), Parent shall direct the trustee of the Parent Pension Trust to transfer assets of the UpstreamCo Pension Plans to the UpstreamCo Pension Trust in the amounts described in Section 5.01(b).

(b) Assumption of Liabilities; ERISA Section 4044 Transfer.

(i) Parent Divided Pension Plans. As of the Operational Separation Date, UpstreamCo shall cause each UpstreamCo Pension Plan to assume Liabilities for UpstreamCo Group Employees and Former UpstreamCo Group Employees under the corresponding Parent Divided Pension Plan and shall cause the UpstreamCo Pension Trust to accept Assets with respect to such assumed Liabilities (including Assets and Liabilities in respect of beneficiaries and/or alternate payees). In accordance with the rules set forth in Section 5.01(b)(ii), the Parent Pension Trust shall transfer such Assets to the UpstreamCo Pension Trust and, upon completion of such Asset transfer, the Parent Divided Pension Plans and the Parent Group shall be relieved of such Liabilities.

(ii) Transfer of Assets. The amount of Assets (whether in cash or kind, as determined by Parent’s Benefits Management Committee to be transferred from the

Parent Pension Trust to the UpstreamCo Pension Trust in respect of the assumption of Liabilities by UpstreamCo under Section 5.01(b)(i) shall be determined as of the Operational Separation Date in accordance with, and shall comply with, Section 414(l) of the Code and, to the extent deemed applicable by the Parties, ERISA Section 4044. Assumptions used to determine the value (or amount) of the Assets to be transferred shall be the safe harbor assumptions specified for valuing benefits in trusteed plans under Department of Labor Regulations Section 4044.51-57 and, to the extent not so specified, shall be based on the assumptions used in the annual valuation report to determine minimum funding requirements most recently prepared before the transfer by the actuary for the Parent Divided Pension Plans. The transfer amounts described above shall be credited or debited, as applicable, with a pro rata share of the actual investment earnings or losses allocable to the transfer amount for the period between the Operational Separation Date and an assessment date set by Parent that is as close as practicable, taking into account the timing and reporting of valuation of Assets in the Parent Pension Trust, to the date upon which Assets equal in value to the transfer amount are actually transferred from the Parent Pension Trust to the UpstreamCo Pension Trust. During the time before such transfer, benefits for UpstreamCo Group Employees who terminate employment with the UpstreamCo Group shall be paid from the Parent Pension Trust. The ultimate transfer amount shall be reduced by the amount of these benefits and credited or debited by the actual investment earnings or losses from the payment date to the assessment date set above by Parent. In addition, during this period, UpstreamCo will be responsible for a pro rata share of third party fees, costs and expenses, including investment management, trustee and administration fees attributable to the Assets of the UpstreamCo Pension Plan that remain in the Parent Pension Trust. The entries in the Parent Divided Pension Plan funding standard accounts shall be divided between the Parent Divided Pension Plan and the UpstreamCo Pension Plan based on the guidance provided in Revenue Rulings 81-212 and 86-47. The Parties agree that to the extent necessary to effectuate the provisions of this Section 5.01(b), there may be additional transfers of assets between the Parent Pension Trust and UpstreamCo Pension Trust on such dates as agreed by the Parties.

(c) UpstreamCo Pension Plan Provisions. The UpstreamCo Pension Plans shall provide that:

(i) UpstreamCo Group Employees and Former UpstreamCo Group Employees shall (A) be eligible to participate in the corresponding UpstreamCo Pension Plan as of the Operational Separation Date to the extent that they were eligible to participate in the applicable Parent Divided Pension Plan as of immediately prior to the Operational Separation Date, and (B) receive credit for vesting, eligibility and benefit service for all service credited for those purposes under the applicable Parent Divided Pension Plan as of the Operational Separation Date;

(ii) the compensation paid by the Parent Group to an UpstreamCo Group Employee or a Former UpstreamCo Group Employee that is recognized under the applicable Parent Divided Pension Plan as of immediately prior to the Operational Separation Date shall be credited and recognized for all applicable purposes under the corresponding UpstreamCo Pension Plan;

(iii) the accrued benefit of each UpstreamCo Group Employee or Former UpstreamCo Group Employee under the applicable Parent Divided Pension Plan as of the Operational Separation Date shall be payable under the corresponding UpstreamCo Pension Plan at the time and in a form that would have been permitted under the corresponding Parent Divided Pension Plan as in effect as of the Operational Separation Date to the extent required by Section 411(d)(6) of the Code, with employment by the Parent Group before the Operational Separation Date treated as employment by the UpstreamCo Group under the applicable UpstreamCo Pension Plan for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms; and

(iv) each UpstreamCo Pension Plan shall assume and honor the terms of all QDROs, beneficiary designations and benefit elections in effect under the corresponding Parent Divided Pension Plan as of immediately prior to the Operational Separation Date with respect to UpstreamCo Group Employees and Former UpstreamCo Group Employees.

(d) Determination Letter Request. UpstreamCo shall submit an application to the IRS as soon as practicable after the Operational Separation Date (but no later than the last day of the applicable remedial amendment period as defined in applicable Code provisions) requesting a determination letter regarding the qualified status of the UpstreamCo Pension Plans under Section 401(a) of the Code and the tax-exempt status of the UpstreamCo Pension Trust under Section 501(a) of the Code as of the Operational Separation Date and shall make any amendments reasonably requested by the IRS to receive such a favorable determination letter.

(e) Parent Divided Pension Plans after Operational Separation Date. From and after the Operational Separation Date, (i) the Parent Divided Pension Plans shall continue to be responsible for Liabilities in respect of Parent Group Employees and Former Parent Group Employees, and (ii) no UpstreamCo Group Employees or Former UpstreamCo Group Employees shall accrue any benefits under the Parent Divided Pension Plans. Without limiting the generality of the foregoing, UpstreamCo Group Employees or Former UpstreamCo Group Employees shall cease to be participants in the Parent Divided Pension Plans, effective as of the Operational Separation Date.

(f) Plan Fiduciaries. For all periods after the Operational Separation Date, the Parties agree that the applicable fiduciaries of each of the Parent Divided Pension Plans and the UpstreamCo Pension Plans, respectively, shall have the authority with respect to the Parent Divided Pension Plans and the UpstreamCo Pension Plans, respectively, to determine the plan investments and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(g) No Loss of Unvested Benefits; No Distributions. The transfer of any UpstreamCo Group Employee’s employment to the UpstreamCo Group will not result in the loss of that UpstreamCo Group Employee’s unvested accrued benefits (if any) under the Parent Divided Pension Plans, the Liability for which benefits shall be assumed under the UpstreamCo Pension Plans as provided herein. No UpstreamCo Group Employee shall be entitled to a distribution of his or her benefit under the applicable Parent Divided Pension Plan or the applicable UpstreamCo Pension Plan as a result of such transfer of employment.

Section 5.02. Nondivided Qualified Pension Plans. As of the Operational Separation Date, (a) the UpstreamCo Group shall retain (or assume to the extent necessary) sponsorship of the Alcoa Subsidiaries Merged Inactive Plan, the Employees Retirement Plan of Suriname Aluminum Company for Employees in Suriname Plan I, and the Employees Retirement Plan of Suriname Aluminum Company for Employees in Suriname Plan II (collectively, “UpstreamCo Retained Pension Plans”) and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the UpstreamCo Group, and (b) the Parent Group shall retain (or assume to the extent necessary) sponsorship of the Howmet Corporation Pension Plan, the Howmet Corporation Muskegon County Operations Hourly Employees Pension Plan, the Huck International, Inc. Retirement Plan, the Pension Plan of RMI Titanium Co. and the Pension Plan for Salaried Employees of RMI Titanium Co., and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Parent Group. On, or as soon as practicable after, the Operational Separation Date and after receipt by Parent of a copy of certified resolutions of the UpstreamCo Board (or its authorized committee or other delegate) evidencing adoption of the UpstreamCo Pension Trust and the assumption by UpstreamCo (to the extent necessary) of the UpstreamCo Retained Pension Plans, Parent shall direct the trustee of the Parent Pension Trust to transfer assets of the UpstreamCo Retained Pension Plans to the UpstreamCo Pension Trust.

Section 5.03. UpstreamCo Savings Plans.

(a) Establishment of Plans. As of the Operational Separation Date, UpstreamCo shall establish the UpstreamCo Savings Plans, each of which shall initially have substantially the same terms as those of the corresponding Parent Savings Plan as in effect immediately prior to the Operational Separation Date. As of the Operational Separation Date, UpstreamCo shall provide Parent with (i) a copy of the UpstreamCo Savings Plans; and (ii) a copy of certified resolutions of the UpstreamCo Board (or its authorized committee or other delegate) evidencing adoption of the UpstreamCo Savings Plans and the related trust(s) and the assumption by the UpstreamCo Savings Plan of the Liabilities described in Section 5.03(b).

(b) Transfer of Account Balances. Effective as of the Operational Separation Date, Parent shall cause the trustee(s) of the Parent Savings Plans to transfer from the trust(s) which forms a part of the Parent Savings Plans to the trust(s) which forms a part of the UpstreamCo Savings Plans the account balances of the UpstreamCo Group Employees and Former UpstreamCo Group Employees under the Parent Savings Plans, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans, and, with respect to unitized investments in the Parent Common Stock Fund (the “Parent Share Fund”), Parent Shares. Any Asset and Liability transfers pursuant to this Section 5.03(b) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.

(c) UpstreamCo Share Fund in UpstreamCo Savings Plan. The UpstreamCo Savings Plan will provide, effective as of the Effective Time: (i) for the establishment of a share fund for UpstreamCo Shares (the “UpstreamCo Share Fund”); (ii) that such UpstreamCo Share Fund shall receive a transfer of and hold all UpstreamCo Shares distributed in connection with the Distribution in respect of Parent Shares held in Parent Savings Plan accounts of UpstreamCo

Group Employees and Former UpstreamCo Group Employees participating in the UpstreamCo Savings Plan immediately prior to the Effective Time; and (iii) that, following the Effective Time, contributions made by or on behalf of such participants shall be allocated to the UpstreamCo Share Fund, if so directed in accordance with the terms of the UpstreamCo Savings Plan.

(d) Parent Share Fund in UpstreamCo Savings Plan. Participants in the UpstreamCo Savings Plans will be prohibited from increasing their holdings in the Parent Share Fund under the UpstreamCo Savings Plans and may elect to liquidate their holdings in the Parent Share Fund and invest those monies in any other investment fund offered under the UpstreamCo Savings Plan. After the Effective Time, but in no event earlier than the date that is six months following the Effective Time or later than approximately the first anniversary of the Effective Time, all outstanding investments in the Parent Share Fund under the UpstreamCo Savings Plans shall be liquidated and reinvested in other investment funds offered under the UpstreamCo Savings Plans, on such dates and in accordance with such procedures as are determined by the administrator and the named fiduciary of the UpstreamCo Savings Plans.

(e) UpstreamCo Share Fund in Parent Savings Plan. UpstreamCo Shares distributed in connection with the Distribution in respect of Parent Shares held in Parent Savings Plans accounts of Parent Group Employees or Former Parent Group Employees who participate in the Parent Savings Plans shall be deposited in an UpstreamCo Share Fund under the Parent Savings Plans, and such participants in the Parent Savings Plans will be prohibited from increasing their holdings in such UpstreamCo Share Fund under the Parent Savings Plans and may elect to liquidate their holdings in such UpstreamCo Share Fund and invest those monies in any other investment fund offered under the Parent Savings Plans. After the Effective Time, but in no event earlier than the date that is six months following the Effective Time or later than approximately the first anniversary of the Effective Time, all outstanding investments in the UpstreamCo Share Fund under the Parent Savings Plans shall be liquidated and reinvested in other investment funds offered under the Parent Savings Plans, on such dates and in accordance with such procedures as are determined by the administrator and the named fiduciary of the Parent Savings Plans.

(f) UpstreamCo Savings Plans Provisions. The UpstreamCo Savings Plans shall provide that:

(i) UpstreamCo Group Employees and Former UpstreamCo Group Employees shall (A) be eligible to participate in the corresponding UpstreamCo Savings Plan as of the Operational Separation Date to the extent that they were eligible to participate in the applicable Parent Savings Plan as of immediately prior to the Operational Separation Date, and (B) receive credit for all service credited for that purpose under the Parent Savings Plans as of immediately prior to the Operational Separation Date as if that service had been rendered to UpstreamCo; and

(ii) the account balance of each UpstreamCo Group Employee and Former UpstreamCo Group Employee under the applicable Parent Savings Plan as of the date of the transfer of Assets from such Parent Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the corresponding UpstreamCo Savings Plan.

(g) Determination Letter Request. UpstreamCo shall submit an application to the IRS as soon as practicable after the Operational Separation Date (but no later than the last day of the applicable remedial amendment period as defined in applicable Code provisions) requesting a determination letter regarding the qualified status of the UpstreamCo Savings Plans under Sections 401(a) and 401(k) of the Code and the tax-exempt status of their related trust under Section 501(a) of the Code and shall make any amendments reasonably requested by the IRS to receive such a favorable determination letter.

(h) Parent Savings Plans after Operational Separation Date. From and after the Operational Separation Date, (i) the Parent Savings Plans shall continue to be responsible for Liabilities in respect of Parent Group Employees and Former Parent Group Employees, and (ii) no UpstreamCo Group Employees or Former UpstreamCo Group Employees shall accrue any benefits under the Parent Savings Plans. Without limiting the generality of the foregoing, UpstreamCo Group Employees and Former UpstreamCo Group Employees shall cease to be participants in the Parent Savings Plans effective as of the Operational Separation Date.

(i) Plan Fiduciaries. For all periods after the Operational Separation Date, the Parties agree that the applicable fiduciaries of each of the Parent Savings Plan and the UpstreamCo Savings Plan, respectively, shall have the authority with respect to the Parent Savings Plan and the UpstreamCo Savings Plan, respectively, to (subject to Sections 5.03(d) and 5.03(e)) determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(j) No Loss of Unvested Benefits; No Distributions. The transfer of any UpstreamCo Group Employee’s employment to the UpstreamCo Group will not result in loss of that UpstreamCo Group Employee’s unvested benefits (if any) under the applicable Parent Savings Plan, the Liability for which benefits will be assumed under the corresponding UpstreamCo Savings Plan as provided herein. No UpstreamCo Group Employee shall be entitled to a distribution of his or her benefit under the Parent Savings Plan or UpstreamCo Savings Plan as a result of such transfer of employment.

Section 5.04. Nondivided Savings Plans. As of the Operational Separation Date, the Parent Group shall retain (or assume to the extent necessary) sponsorship of the Alcoa Retirement Savings Plan for Fastener System Employees, the RTI Employee Savings & Investment Plan, the RTI Bargaining Unit Employee Savings and Investment Plan, and the RTI International Metals, Inc. Employee Savings and Investment Plan, and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Parent Group.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01. UpstreamCo Nonqualified Plans.

(a) Establishment of UpstreamCo Nonqualified Plans. Effective as of the Operational Separation Date, UpstreamCo shall establish the UpstreamCo Nonqualified Plans.

Each of the UpstreamCo Nonqualified Plans shall initially have substantially the same terms as those of the corresponding Parent Divided Nonqualified Plan as in effect immediately prior to the Operational Separation Date.

(b) Assumption of Liabilities from Parent. As of the Operational Separation Date, UpstreamCo shall, and shall cause each UpstreamCo Nonqualified Plan to, assume all Liabilities under the corresponding Parent Divided Nonqualified Plan for the account balances and accrued benefits of UpstreamCo Group Employees and Former UpstreamCo Group Employees and their respective beneficiaries and/or alternate payees determined as of immediately prior to the Operational Separation Date, and the Parent Group and the Parent Divided Nonqualified Plans shall be relieved of all such Liabilities. All Parent Shares notionally credited to participants’ accounts under the Parent Divided Nonqualified Plans, the liability for which is transferred to UpstreamCo and the UpstreamCo Nonqualified Plans pursuant to the preceding sentence, shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent a number of notionally credited UpstreamCo Shares (rounded to the nearest whole number of shares) equal to the product obtained by multiplying (1) the number of such notionally credited Parent Shares immediately prior to the Effective Time, by (2) the UpstreamCo Ratio.

(c) Parent Divided Nonqualified Plans. Parent shall retain all Liabilities under the Parent Divided Nonqualified Plans for the benefits for Parent Group Employees and Former Parent Group Employees and their respective beneficiaries and/or alternate payees. From and after the Operational Separation, UpstreamCo Group Employees and Former UpstreamCo Group Employees shall cease to be participants in the Parent Divided Nonqualified Plans. All Parent Shares notionally credited to participants’ accounts under the Parent Divided Nonqualified Plans shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent a number of notionally credited Parent Shares (rounded to the nearest whole number of shares) equal to the product obtained by multiplying (1) the number of such notionally credited Parent Shares immediately prior to the Effective Time, by (2) the Parent Ratio.

Section 6.02. Nondivided Nonqualified Plans. As of the Operational Separation Date, (a) the Parent Group shall retain (or assume to the extent necessary) sponsorship of the Howmet Corporation Supplemental Executive Retirement Plan, the Howmet Corporation Retirement Income Make-Up Plan “B”, the Howmet Corporation Retirement Income Make-Up Plan “A”, the Huck International, Inc. Excess Benefit Plan for Selected Employees, the Alumax Deferred Compensation Plan, the Alumax Deferred Compensation Plan for Former Directors of Amax, the Alcoa Estate Enhancement Deferred Fee Plan for Directors, the Alcoa Fee Continuation Plan for Nonemployee Directors, and the Howmet (Pechiney) Deferred Compensation Plan and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Parent Group, and (b) the UpstreamCo Group shall retain (or assume to the extent necessary) sponsorship of the Alcoa Closure Systems Management Retirement Plan, the Alcoa Closure Systems Excess Pension Plan, the Alcoa Fujikura Excess Pension Plan, the Alcoa Home Exteriors Excess Benefit Plan, the Reynolds Metals Company Benefits Restoration Plan for New Retirement Program and the Reynolds Metals Company Supplemental Death Benefit Plan for Officers and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the UpstreamCo Group.

Section 6.03. Rabbi Trusts. Effective as of the Effective Time, UpstreamCo shall, or shall cause another member of the UpstreamCo Group to, adopt the UpstreamCo Rabbi Trust, the terms of which shall be substantially similar to those of the trust governed by the Amendment and Restatement of Trust Agreement made as of September 24, 2007 by and between Parent and Mellon Bank, N.A. and to which Wells Fargo Bank N.A. became successor Trustee as of May 1, 2010 (the “Parent Rabbi Trust”). In connection with (a) the establishment by UpstreamCo of the UpstreamCo Nonqualified Plans and the assumption by UpstreamCo and the UpstreamCo Nonqualified Plans of the Liabilities under the Parent Divided Nonqualified Plans in respect of the UpstreamCo Group Employees and Former UpstreamCo Group Employees and (b) the retention or assumption by UpstreamCo of the Liabilities under the UpstreamCo Retained Nonqualified Plans, on or as soon as reasonably practicable following the Effective Time, Parent shall, or shall cause the Parent Rabbi Trust to, transfer in kind to the UpstreamCo Rabbi Trust a percentage of the assets held by the Parent Rabbi Trust (if any) equal to the percentage represented by a fraction, the numerator of which is the aggregate value of the account balances and accrued benefits of UpstreamCo Group Employees and Former UpstreamCo Group Employees under all nonqualified deferred compensation plans covered by the Parent Rabbi Trust as of immediately prior to the Effective Time and the denominator of which is the aggregate value of all account balances and accrued benefits of all Employees and Former Employees under such plans as of immediately prior to the Effective Time. From and after the Operational Separation Date, (i) the trust governed by the Reynolds Metals Company Grantor Trust Agreement made as of May 7, 1999 by and between Reynolds Metals Company and Wachovia Bank, N.A. shall be retained by the UpstreamCo Group and (ii) that certain grantor trust sponsored by Alumax Inc. (or a Subsidiary thereof) and relating to certain deferred compensation obligations shall be retained by the Parent Group.

Section 6.04. Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement will trigger a payment or distribution of compensation under any of the Parent Divided Nonqualified Plans or UpstreamCo Nonqualified Plans for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the Parent Divided Nonqualified Plans or UpstreamCo Nonqualified Plans will occur upon such participant’s separation from service from the UpstreamCo Group or at such other time as provided in the applicable UpstreamCo Nonqualified Plan or participant’s deferral election.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01. Welfare Plans.

(a) Establishment of UpstreamCo Welfare Plans. As of the Operational Separation Date, UpstreamCo shall, or shall cause the applicable member of the UpstreamCo Group to, establish the UpstreamCo Welfare Plans, which shall initially have terms substantially similar in the aggregate those of the corresponding Parent Welfare Plans as in effect immediately prior to the Operational Separation Date.

(b) Waiver of Conditions; Benefit Maximums. UpstreamCo shall use commercially reasonable efforts to cause the UpstreamCo Welfare Plans to:

(i) with respect to initial enrollment as of the Operational Separation Date, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any UpstreamCo Group Employee or a Former UpstreamCo Group Employee, other than limitations that were in effect with respect to the UpstreamCo Group Employee or a Former UpstreamCo Group Employee under the applicable Parent Welfare Plan as of immediately prior to the Operational Separation Date, and (B) any waiting period limitation or evidence of insurability requirement applicable to an UpstreamCo Group Employee or Former UpstreamCo Group Employee other than limitations or requirements that were in effect with respect to such UpstreamCo Group Employee or Former UpstreamCo Group Employee under the applicable Parent Welfare Plans as of immediately prior to the Operational Separation Date; and

(ii) take into account (A) with respect to aggregate annual, lifetime, or similar maximum benefits available under the UpstreamCo Welfare Plans, an UpstreamCo Group Employee’s or Former UpstreamCo Group Employee’s prior claim experience under the Parent Welfare Plans and any Benefit Plan that provides leave benefits; and (B) any eligible expenses incurred by an UpstreamCo Group Employee or a Former UpstreamCo Group Employee and his or her covered dependents during the portion of the plan year of the applicable Parent Welfare Plan ending as of the Operational Separation Date to be taken into account under such UpstreamCo Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such UpstreamCo Group Employee or Former UpstreamCo Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Parent for similar purposes prior to the Operational Separation Date as if such amounts had been paid in accordance with such UpstreamCo Welfare Plan.

(c) Health Savings Accounts. As of the Operational Separation Date, UpstreamCo shall, or shall cause a member of the UpstreamCo Group to, establish an UpstreamCo Welfare Plan that will provide health savings account benefits to UpstreamCo Group Employees on and after the Operational Separation Date (an “UpstreamCo HSA”). It is the intention of the Parties that all activity under an UpstreamCo Group Employee’s health savings account under a Parent Welfare Plan (a “Parent HSA”) for the year in which the Operational Separation Date occurs be treated instead as activity under the corresponding account under the UpstreamCo HSA, such that (i) any period of participation by an UpstreamCo Group Employee in a Parent HSA during the year in which the Operational Separation Date occurs will be deemed a period when such UpstreamCo Group Employee participated in the corresponding UpstreamCo HSA; (ii) all expenses incurred during such period will be deemed incurred while such UpstreamCo Group Employee’s coverage was in effect under the corresponding UpstreamCo HSA; and (iii) all elections and reimbursements made with respect to such period under the Parent HSA will be deemed to have been made with respect to the corresponding UpstreamCo HSA.

(d) Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the Operational Separation Date any health or dependent care flexible spending accounts of UpstreamCo Group Employees (whether positive or negative) (the “Transferred Account Balances”) under Parent Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after the Operational Separation Date, from the Parent Welfare Plans to the corresponding UpstreamCo Welfare Plans. Such UpstreamCo Welfare Plans shall assume responsibility as of the Operational Separation Date for all outstanding health or dependent care claims under the corresponding Parent Welfare Plans of each UpstreamCo Group Employee for the year in which the Operational Separation Date occurs and shall assume and agree to perform the obligations of the corresponding Parent Welfare Plans from and after the Operational Separation Date. As soon as practicable after the Operational Separation Date, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, UpstreamCo shall pay Parent the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Parent shall pay UpstreamCo the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(e) Allocation of Welfare Assets and Liabilities. Effective as of the Operational Separation Date, the UpstreamCo Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of UpstreamCo Group Employees or Former UpstreamCo Group Employees or their covered dependents under the Parent Welfare Plans or UpstreamCo Welfare Plans before, at, or after the Operational Separation Date. No Parent Welfare Plan shall provide coverage to any UpstreamCo Group Employee or Former UpstreamCo Group Employee after the Operational Separation Date

Section 7.02. COBRA and HIPAA. The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Parent Welfare Plans with respect to any Parent Group Employees and any Former Parent Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Operational Separation Date. Effective as of the Operational Separation Date, the UpstreamCo Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the UpstreamCo Welfare Plans with respect to any UpstreamCo Group Employees or Former UpstreamCo Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Parent Welfare Plans and/or the UpstreamCo Welfare Plans before, as of, or after the Operational Separation Date. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03. Vacation, Holidays and Leaves of Absence. Effective as of the Operational Separation Date, the UpstreamCo Group shall assume all Liabilities of the Parent Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each UpstreamCo Group Employee. The Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Group Employee.

Section 7.04. Severance and Unemployment Compensation. Without limiting the generality of Section 4.04, effective as of the Operational Separation Date, the UpstreamCo Group shall assume any and all Liabilities to, or relating to, UpstreamCo Group Employees and Former UpstreamCo Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Operational Separation Date. The Parent Group shall be responsible for any and all Liabilities to, or relating to, Parent Group Employees and Former Parent Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Operational Separation Date.

Section 7.05. Workers’ Compensation. With respect to claims for workers’ compensation in the United States, (a) the UpstreamCo Group shall be responsible for claims in respect of UpstreamCo Group Employees and Former UpstreamCo Group Employees, whether occurring before, at or after the Operational Separation Date, and (b) the Parent Group shall be responsible for all claims in respect of Parent Group Employees and Former Parent Group Employees, whether occurring before, at or after the Operational Separation. The treatment of workers’ compensation claims by UpstreamCo with respect to Parent insurance policies shall be governed by Section 5.1 of the Separation and Distribution Agreement.

Section 7.06. Insurance Contracts. To the extent that any Parent Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for UpstreamCo (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and UpstreamCo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07. Third-Party Vendors. Except as provided below, to the extent that any Parent Welfare Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for UpstreamCo and to maintain any pricing discounts or other preferential terms for both Parent and UpstreamCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

Section 7.08. Nondivided Welfare Plans. As of the Operational Separation Date, (a) the Parent Group shall retain (or assume to the extent necessary) sponsorship of the Kawneer Severance Pay Plan, the Howmet Severance Pay Plan, the Occupational Injury Benefit Plan for Texas Employees of Howmet Corp., the RTI International Metals, Inc. Welfare Benefit Plan, the RTI International Metals, Inc. Severance Plan, the RTI Business Travel Insurance Plan, the Program of Insurance Benefits for Employees of RMI Titanium Co. Hourly Employees-Niles & Extrusion and the Supplemental Unemployment Benefit-Niles Plant, and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Parent Group, and (b) the UpstreamCo Group shall retain (or assume to the extent necessary) sponsorship of the Intalco Aluminum Supplemental Unemployment Benefit Plan, and, from and after the Operational Separation Date, all Assets and Liabilities thereunder shall be Assets and Liabilities of the UpstreamCo Group.

ARTICLE VIII

NON-U.S. EMPLOYEES

UpstreamCo Group Employees and Former UpstreamCo Group Employees who reside outside of the United States or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the UpstreamCo Group Employees and Former UpstreamCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. Notwithstanding anything to the contrary in this Agreement, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, Parent and UpstreamCo (acting directly or through members of the Parent Group or the UpstreamCo Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The provision of any information pursuant to Section 9.1 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Separation and Distribution Agreement), or constitute a grant of rights in or to any such information.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Operational Separation Date, (i) Parent shall transfer to UpstreamCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to UpstreamCo Group Employees and Former UpstreamCo Group Employees and other records reasonably required by UpstreamCo to enable UpstreamCo properly to carry out its obligations under this Agreement, and (ii) UpstreamCo shall transfer to Parent any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to Parent Group Employees and Former Parent Group Employees and other records reasonably required by Parent to enable Parent properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Operational Separation Date, provided that the Parties shall cooperate, subject to applicable Law, to effectuate such transfer at such later date as may be necessary or appropriate with respect to any Delayed Transfer Employee. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations,

reasonable access to Employee-related records after the Operational Separation will be provided to members of the Parent Group and members of the UpstreamCo Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Parent and UpstreamCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. After the Effective Time, except in the case of an adversarial Action or Dispute between Parent and UpstreamCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything to the contrary in this Agreement, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 9.02. Preservation of Rights to Amend. The rights of each member of the Parent Group and each member of the UpstreamCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03. Fiduciary Matters. Parent and UpstreamCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 9.06. Governing Law. Section 10.2 (Governing Law) of the Separation and Distribution Agreement is hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

Section 9.07. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; and provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement. Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control.

Section 9.08. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Section 9.09. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be delivered in accordance with Section 10.5 of the Separation and Distribution Agreement.

Section 9.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of any such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.11. Force Majeure. No Party shall be deemed to be in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 9.12. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.14. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.15. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.16. Specific Performance. Subject to Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 9.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.18. Interpretation. Section 10.6 (Interpretation) of the Separation and Distribution Agreement is hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

Section 9.19. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

Section 9.20. Provisions Incorporated by Reference. The following provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis: (a) Section 6.3 (Compensation for Providing Information), (b) Section 6.5 (Limitations of Liability); and (c) Section 6.9 (Confidentiality).

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

ALCOA INC.

By:
Name:
Title:

ALCOA UPSTREAM CORPORATION

By:
Name:
Title: